Exhibit 99.1

A.P. Pharma Announces First Quarter 2011 Financial Results and Recent Corporate Progress

REDWOOD CITY, Calif. – May 16, 2011 – A.P. Pharma, Inc. (OTCQB: APPA), a specialty pharmaceutical company, today reported financial results for its first quarter ended March 31, 2011 and highlighted its recent corporate progress.

“A.P. Pharma has made significant strides in 2011, including productive meetings with the Food and Drug Administration and a private placement financing of up to $4.5 million in gross proceeds to fund our continued operations.” said John Whelan, A.P. Pharma's president and chief executive officer.  “The entire A.P. Pharma team is highly focused on the work necessary to resubmit the APF530 New Drug Application during the first half of next year.  We believe the progress we have made, coupled with the meetings with the Agency, put us in a strong position to successfully meet this new timeline.”

Operational Highlights

o
In February and March 2011, A.P. Pharma management and consultants met with the U.S. Food and Drug Administration (FDA) to discuss certain aspects of the Complete Response Letter issued by the FDA in March 2010 for the APF530 New Drug Application (NDA).  The Company is targeting the first half of 2012 to resubmit the APF530 NDA.

o
On April 25, 2011, the Company announced the appointment of John B. Whelan as president, chief executive officer and director, and the hiring of Michael Adam, Ph.D., as senior vice president and chief operating officer.

o
On May 2, 2011, A.P. Pharma closed a previously announced private placement financing for $1.5 million in convertible notes, with an additional $3.0 million available to the Company at the investors’ discretion within two years of the closing date.

Results of Operations

A.P. Pharma’s net loss for the first quarter of 2011 was $1.4 million, or $0.04 per share, compared with a net loss of $0.5 million, or $0.01 per share, for the first quarter of 2010.  The net loss was higher in the current fiscal quarter primarily due to a royalty milestone payment of $2.5 million received in the first quarter of 2010, which was partially offset by $1.4 million of lower spending in the current fiscal quarter related to the NDA submission and from continuing cost containment actions undertaken by the Company.

Cash and cash equivalents as of March 31, 2011 were $1.1 million, compared with $2.1 million at December 31, 2010.  In April 2011, the Company entered into definitive agreements with investors for a private placement of up to $4.5 million in convertible notes.  The Company received approximately $1.4 million in net proceeds at the initial closing of the transaction on May 2, 2011.  The Company believes it has sufficient cash resources to fund operations through the second quarter of 2011.  The Company plans to seek additional financing or strategic collaborative arrangements to fund its operations through the expected approval decision for APF530.  Multiple factors, including market conditions, may prevent the Company from obtaining financing or a collaborative arrangement that is adequate to fund operations or on terms favorable to A.P. Pharma or its stockholders.

About APF530

A.P. Pharma's lead product, APF530, is in development for the prevention of both acute-onset and delayed-onset chemotherapy-induced nausea and vomiting (CINV).  APF530 contains the 5-HT3 antagonist, granisetron, formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection.  Intravenous and oral formulations containing granisetron are approved for the prevention of acute-onset CINV, but not delayed-onset CINV.  Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology.  The Company’s primary focus is on its lead product, APF530, for the prevention of CINV.  A.P. Pharma received a Complete Response Letter on the APF530 NDA and is targeting the resubmission of the NDA for the first half of 2012.  The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible, injectable and implantable delivery systems.  For further information, please visit the Company's web site at www.appharma.com.

(financial tables follow)

A.P. Pharma Announces First Quarter 2011 Financial Results Page
and Recent Corporate Progress

A.P. Pharma, Inc.
Condensed Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Contract revenue	$395	$241

Operating expenses:
Research and development	1,141	2,331
General and administrative	569	781
Total operating expenses	1,710	3,112
Operating loss	(1,315)	(2,871)

Gain on sale of royalty interest	-	2,500
Interest income (expense), net	(1)	-
Loss from continuing operations	(1,316)	(371)
Loss from discontinued operations	(103)	(124)
Net loss	$(1,419)	$(495)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.03)	$(0.01)
Net loss	$(0.04)	$(0.01)

Shares used to compute basic and diluted net
loss per share	39,869	39,420

A.P. Pharma Announces First Quarter 2011 Financial Results Page
and Recent Corporate Progress

A.P. Pharma, Inc.
Condensed Balance Sheets
(in thousands)

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,085	$2,109
Accounts receivable	261	110
Prepaid expenses and other current assets	157	282
Total current assets	1,503	2,501

Property and equipment, net	309	357
Other long-term assets	53	53
Total assets	$1,865	$2,911

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$309	$159
Accrued expenses	358	461
Deferred revenue	212	237
Accrued disposition costs	806	703
Total current liabilities	1,685	1,560
Deferred revenue	44	35
Total liabilities	1,729	1,595

Stockholders' equity:
Common stock	401	401
Additional paid-in capital	149,579	149,340
Accumulated deficit	(149,844)	(148,425)
Total stockholders' equity	136	1,316
Total liabilities and stockholders' equity	$1,865	$2,911

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including uncertainties associated with capital resources and liquidity, timely development and regulatory approval of product candidates, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

 A.P. Pharma Announces First Quarter 2011 Financial Results Page
and Recent Corporate Progress

Contacts

Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, President, Chief Executive Officer and Chief Financial Officer
650-366-2626

and

Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine
209-814-9564